September 16, 2009

DEUTSCHE BANK SECURITIES INC.
MERRILL LYNCH, PIERCE, FENNER & SMITH
                        INCORPORATED

As representatives of the several Underwriters,
c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, New York 10005

Ladies and Gentlemen:

                     In connection with and in furtherance of the proposed public offering (the “Offering”) of Common Stock, par value $0.01 per share (the “Common Stock”), of CreXus Investment Corp., a Maryland corporation (the “Company”), as contemplated by a registration statement on Form S-11 (File No. 333-160254), as amended (the “Registration Statement”), the undersigned hereby agrees that the undersigned will not, sooner than the earlier of (x) 3 years after the pricing of the Offering or (y) the termination of the management agreement, dated August 31, 2009, by and among the Company, the Fixed Income Discount Advisory Company and each subsidiary of the Company that becomes a party to the management agreement, without the prior written consent of the Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of, directly or indirectly, any shares of capital stock, or any securities convertible into, or exercisable, exchangeable or redeemable for, shares of its capital stock acquired pursuant to the Stock Purchase Agreement between the Company and the undersigned dated the date hereof.

Very truly yours,

ANNALY CAPITAL MANAGEMENT, INC.

By:	/s/ Michael A.J. Farrell

Name: Michael A.J. Farrell
Title: Chairman, CEO & President